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                                                                     EXHIBIT 4.3


                          CERTIFICATE OF DESIGNATIONS,
                     PREFERENCES, RIGHTS AND LIMITATIONS OF

             6 3/4% Convertible Class B Preferred Stock, Series 1995

          (Stock Appreciation Income Linked Securities (SAILS)(SM*))

                                       of

                                 Advanta Corp.

                             --------------------

                     Pursuant to Section 151 of the General
                    Corporation Law of the State of Delaware

                             --------------------

                 Advanta Corp., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies that, under
(i) authority conferred upon the Board of Directors by the Amended and Restated Certificate of Incorporation of the Corporation and (ii) the provisions of
Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors at a meeting held on July 31, 1995 duly adopted the following resolution:

                 RESOLVED, that pursuant to the authority vested in the Board of Directors of the Company in accordance with the provisions of the Amended and Restated Certificate of Incorporation of the Company and
         Section 151 of the Delaware General Corporation Law, a series of Class B Preferred Stock of the Company, to be known as __% Convertible Class B Preferred Stock, Series 1995 be and it hereby is created, and that the amount thereof, and the voting powers, preferences and relative, participating, optional or other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof, be substantially as presented to the Board of Directors at this meeting and as otherwise finally determined by the Pricing Committee.

         The Corporation further certifies that under (i) the authority conferred upon the Pricing Committee by resolutions of the Board of Directors adopted at a meeting held on July 31, 1995 and (ii) the provisions of Sections 141 and 151 of the General Corporation Law of the State of Delaware, the Pricing Committee of the Board of Directors duly adopted the following resolution:

                 RESOLVED, that under (i) the authority conferred upon the Pricing Committee by resolutions of the Board of Directors duly adopted at a meeting held on July 31, 1995 and (ii) the provisions of Sections 141 and 151 of the


--------------------------------
* Application for Service Mark of CS First Boston, Inc. pending.


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         General Corporation Law of the State of Delaware, the Pricing
         Committee hereby fixes the amount, voting powers, designations and preferences and relative, participating, optional or other special rights of the shares of the 6 3/4% Convertible Class B Preferred Stock, Series 1995 (Stock Appreciation Income Linked Securities (SAILS)), and the qualifications, limitations or restrictions thereof, as set forth in Schedule A attached hereto, and the proper officers of the Company are hereby authorized and directed to execute and file a Certificate of Designations, Preferences, Rights and Limitations containing such provisions with the Secretary of the State of Delaware and with such other governmental agencies or authorities as any of such officers may deem appropriate.


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                                  SCHEDULE A

                 Section 1. Designation and Size of Issue; Ranking. (a) The distinctive designation of the series of Class B Preferred Stock shall be 6 3/4% Convertible Class B Preferred Stock, Series 1995 (Stock Appreciation Income Linked Securities (SAILS)) (hereinafter referred to as the "SAILS"). The number of shares constituting the SAILS shall be 28,750 shares.

                 (b) Any shares of SAILS that at any time have been redeemed for, or converted into, Class B Common Stock, $ .01 par value, of the Corporation (the "Class B Common Stock") or otherwise acquired by the Corporation shall, after such redemption, conversion or other acquisition, resume the status of authorized and unissued shares of Class B Preferred Stock, par value $ .01, of the Corporation (the "Class B Preferred Stock"), without further designation as to series until such shares are once more designated as part of a particular series by the Board of Directors.

                 (c) The SAILS shall rank on a parity, both as to payment of dividends and distribution of assets upon liquidation, with the Class A Preferred Stock, par value $1,000 per share of the Corporation (the "Class A Preferred Stock") and any other series of preferred stock issued by the Corporation after the date of this Certificate of Designations that by its terms rank pari passu with the SAILS.

                 Section 2. Dividends. (a) The holders of record of the SAILS shall be entitled to receive, when, as and if declared by the Board of Directors or the Dividend Committee thereof, out of funds legally available therefor, cash dividends ("Preferred Dividends") from the date of the issuance of the SAILS. Except as provided below, Preferred Dividends shall be payable at the rate per annum of 6 3/4 percent of the Stated Value as defined herein per share (equivalent to $249.75 per annum or $62.4375 per quarter for each of the SAILS), and no more, payable quarterly in arrears, on each December 15, March 15, June 15 and September 15 (each a "Dividend Payment Date") or, if any such date is not a business day (as defined herein), the Preferred Dividends due on such Dividend Payment Date shall be paid on the next succeeding business day; provided, however, that, with respect to any dividend period during which a redemption occurs, the Corporation may, at its option, declare accrued Preferred Dividends to, and

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
pay such Preferred Dividends on, the date fixed for redemption, in which case such Preferred Dividends shall be payable to the holders of SAILS as of the record date for such dividend payment and shall not be included in the calculation of the related SAILS Call Price (as defined herein). The first dividend period shall be from the date of initial issuance of the SAILS to but excluding December 15, 1995 and the first Preferred Dividend shall be payable on the first Dividend Payment Date thereafter. Preferred Dividends on the SAILS shall be cumulative and shall accumulate from the date of original issuance of the SAILS. Preferred Dividends on the SAILS shall cease to accrue on and after the Mandatory Conversion Date (as defined herein) or on and after the date of their earlier conversion or redemption, as the case may be. Preferred Dividends shall be payable to holders of record as they appear on the stock register of the Corporation on such record dates, not less than 10 nor more than 60 days preceding the payment date thereof, as shall be fixed by the Board of Directors or the Dividend Committee thereof. Preferred Dividends payable on the SAILS for any period less than a full quarterly dividend period shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in any period less than one month. Preferred Dividends shall accrue on a daily basis whether or not there are funds of the Corporation legally available for the payment of such dividends and whether or not such Preferred Dividends are declared. Accrued but unpaid Preferred Dividends shall accumulate as of the Dividend Payment Date on which they first become payable, but no interest shall accrue on accumulated but unpaid Preferred Dividends.

                 (b) As long as any shares of the SAILS are outstanding, no dividends (other than dividends payable in shares of, or warrants, rights or options exercisable for or convertible into shares of, Class A Common Stock, par value $0.01, of the Corporation (the "Class A Common Stock") or Class B Common Stock or any other capital stock of the Corporation ranking junior to the SAILS as to the payment of dividends and the distribution of assets upon liquidation (collectively, the "Junior Stock") and cash in lieu of fractional shares in connection with any such dividend) shall be paid or declared in cash or otherwise on any Junior Stock, nor shall any other distribution be made (other than a distribution payable in Junior Stock and cash in lieu of fractional shares in connection with any such distribution), on any Junior Stock, unless: (i) full dividends on preferred stock (including the SAILS) that does not constitute Junior Stock ("Parity Preferred Stock") have been paid, or declared and set aside for payment, for all dividend periods terminating at or before the date of such Junior Stock dividend or distribution to the extent such dividends are cumulative; (ii) dividends in full for the current quarterly dividend period have been paid, or declared and set aside for payment, on all Parity Preferred Stock to the extent such dividends are cumulative; (iii) the Corporation has paid or set aside all amounts, if any, then or theretofore required to be paid or set aside for all purchase, retirement and sinking funds, if any, for any Parity Preferred Stock; and (iv) the Corporation is not in default on any of its obligations to redeem any Parity Preferred Stock.

                 (c) As long as any shares of the SAILS are outstanding, no shares of any Junior Stock may be purchased, redeemed, or otherwise acquired by the Corporation or


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
any of its subsidiaries (except in connection with (i) a reclassification or exchange of any Junior Stock through the issuance of other Junior Stock (and cash in lieu of fractional shares in connection therewith), (ii) the purchase, redemption or other acquisition of any Junior Stock with any Junior Stock (and cash in lieu of fractional shares in connection therewith), or (iii) the acquisition by the Corporation of shares of Junior Stock from former employees of the Corporation or its subsidiaries, without payment to such individuals, as the result of forfeiture of such shares of Junior Stock, which had been issued to such individuals pursuant to incentive compensation programs or otherwise as restricted shares subject to forfeiture upon termination), nor may any funds be set aside or made available for any sinking fund for the purchase or redemption of any Junior Stock, unless: (i) full dividends on Parity Preferred Stock have been paid, or declared and set aside for payment, for all dividend periods terminating at or before the date of such purchase, redemption or other acquisition to the extent such dividends are cumulative; (ii) dividends in full for the current quarterly dividend period have been paid, or declared and set aside for payment, on all Parity Preferred Stock to the extent such dividends are cumulative; (iii) the Corporation has paid or set aside all amounts, if any, then or theretofore required to be paid or set aside for all purchase, retirement and sinking funds, if any, for any Parity Preferred Stock; and (iv) the Corporation is not in default on any of its obligations to redeem any Parity Preferred Stock.

                 (d) As long as any shares of the SAILS are outstanding, dividends or other distributions may not be declared or paid on any shares of Parity Preferred Stock (other than dividends or other distributions payable in Junior Stock and cash in lieu of fractional shares in connection therewith), and the Corporation may not purchase, redeem or otherwise acquire any shares of Parity Preferred Stock (except with any Junior Stock and cash in lieu of fractional shares in connection therewith), unless either: (i) (A) full dividends on all shares of Parity Preferred Stock have been paid, or declared and set aside for payment, for all dividend periods terminating at or before the date of such Parity Preferred Stock dividend, distribution, purchase, redemption or other acquisition payment to the extent such dividends are cumulative; (B) dividends in full for the current quarterly dividend period have been paid, or declared and set aside for payment, on all shares of Parity Preferred Stock to the extent such dividends are cumulative; (C) the Corporation has paid or set aside all amounts, if any, then or theretofore required to be paid or set aside for all purchase, retirement and sinking funds, if any, for any shares of Parity Preferred Stock; and (D) the Corporation is not in default on any of its obligations to redeem any shares of Parity Preferred Stock; or (ii) with respect to the payment of dividends only, any such dividends shall be declared and paid pro rata so that the amounts of any dividends declared and paid on each share of the SAILS and each other share of Parity Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends (including any accumulation with respect to unpaid dividends for prior dividend periods, if such dividends are cumulative) on each of the SAILS and such other shares of Parity Preferred Stock bear to each other.

         Section 3.     Conversion or Redemption.     (a) Unless
previously either redeemed or converted at the option of the holder in accordance with the provisions of





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
Section 3(c), on September 15, 1999 (the "Mandatory Conversion Date"), each share of the SAILS shall automatically convert ("Mandatory Conversion") into (i) shares of authorized Class B Common Stock at the SAILS Common Equivalent Rate (as defined herein) in effect on the Mandatory Conversion Date and (ii) the right to receive, at the option of the Corporation, either (A) cash in an amount equal to all accrued and unpaid Preferred Dividends on such SAILS or (B) a number of shares of Class B Common Stock having a value (based on the Current Market Price, (as defined herein) determined as of the second Trading Day (as defined herein) immediately preceding the Mandatory Conversion Date) equal to such accrued and unpaid Preferred Dividends (in each case other than previously declared Preferred Dividends payable to a holder of record as of a prior date) to, but excluding, the Mandatory Conversion Date, whether or not declared, out of funds legally available for the payment of Preferred Dividends. Such automatic conversion shall be subject to the right of the Corporation to redeem the SAILS on or after September 15, 1998 (the "Initial Redemption Date") and before the Mandatory Conversion Date and subject to the conversion of the SAILS at the option of the holder on any business day before the Mandatory Conversion Date. The "SAILS Common Equivalent Rate" shall initially be one hundred shares of Class B Common Stock for each share of the SAILS and shall be subject to adjustment as set forth in Sections 3(d) and 3(e). The SAILS shall cease to be outstanding on the Mandatory Conversion Date. The
Corporation shall make such arrangements as it deems appropriate for the issuance of certificates representing shares of Class B Common Stock and for the payment of cash in respect of such accrued and unpaid Preferred Dividends, if any, or cash in lieu of fractional shares, if any, in exchange for and contingent upon surrender of certificates representing the SAILS, and the Corporation may defer the payment of dividends on such shares of Class B
Common Stock and the voting thereof (if any) until, and make such payment and voting contingent upon, the surrender of certificates representing the SAILS; provided, however, that the Corporation shall give the holders of SAILS such notice of any such actions as the Corporation deems appropriate, and upon surrender, such holders shall be entitled to receive such dividends, if any, paid on such shares of Class B Common Stock to holders thereof on any date fixed for the determination of stockholders entitled to receive such dividends, which date so fixed is subsequent to the Mandatory Conversion Date.

                (b) (i) The SAILS are not redeemable by the Corporation before the Initial Redemption Date. At any time and from time to time on or after the Initial Redemption Date until the close of business on the business day before the Mandatory Conversion Date, the Corporation shall have the right to redeem the outstanding shares of SAILS, in whole or in part (subject to the notice provisions set forth in Section 3(b)(iii)). Upon any such redemption, the Corporation shall deliver to each holder thereof in exchange for each share of the SAILS so redeemed, the greater of:

                        (A) the number of shares of Class B Common Stock determined by dividing the applicable SAILS Call Price (as defined herein) in effect on the redemption date by the Current Market Price of the Class B Common Stock,


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         determined as of the second Trading Day immediately preceding the
         Notice Date (as defined herein); and

                          (B)  81.97 shares of Class B Common Stock
         (subject to adjustment as of the date fixed for the redemption of the SAILS in the same manner as the SAILS Optional Conversion Rate (as defined herein) is adjusted as set forth in Section 3(d)).

                 Preferred Dividends on the SAILS shall cease to accrue on and after the date fixed for their redemption.

                 The "SAILS Call Price" of each of the SAILS shall be the sum of (x) $3,762.44 on and after the Initial Redemption Date to and including December 14, 1998; $3,746.83 on and after December 15, 1998 to and including March 14, 1999; $3,731.22 on and after March 15, 1999 to and including June 14, 1999; $3,715.61 on and after June 15, 1999 to and including August 14, 1999; and $3,700.00 on and after August 15, 1999 to and including September 14, 1999 and (y) all accrued and unpaid Preferred Dividends thereon to but not including the date fixed for redemption (other than previously declared Preferred Dividends payable to a holder of record as of a prior date). If fewer than all the of outstanding shares of SAILS are to be called for redemption, the shares of SAILS so called shall be selected by the Corporation by lot or pro rata (as nearly as may be) or by any other method determined by the Board of Directors in its sole discretion to be equitable.

                 (ii) The term "Current Market Price" per share of the Class B Common Stock on any date of determination means the lesser of (x) the average of the Closing Prices (as defined herein) of the Class B Common Stock for the 15 consecutive Trading Days ending on and including such date of determination and (y) the Closing Price of the Class B Common Stock for such date of determination; provided, however, that, with respect to any redemption of SAILS, if any event resulting in an adjustment pursuant to Section 3(d) occurs during the period beginning on the first day of such 15-day period and ending on the applicable redemption date, the Current Market Price as determined pursuant to the foregoing shall be appropriately adjusted to reflect the occurrence of such event.

                 (iii) The Corporation shall provide notice of any redemption of SAILS to holders of record of the shares of SAILS to be called for redemption not less than 15 nor more than 60 days before the date fixed for redemption. Any such notice shall be provided by mail, sent to the holders of record of the SAILS to be called at each such holder's address as it appears on the stock register of the Corporation, first class postage prepaid; provided, however, that failure to give such notice or any defect therein shall not affect the validity of the proceeding for redemption of any of the shares of SAILS except those held by the holder to whom the Corporation has failed to give such notice or whose notice was defective. A


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
         public announcement of any call for redemption shall be made by the Corporation before, or at the time of, the mailing of such notice of redemption. The term "Notice Date" with respect to any notice given by the Corporation in connection with a redemption of the SAILS means the date on which first occurs either the public announcement of such redemption or the commencement of mailing of the notice to the holders of the SAILS, in each case pursuant to this Section 3(b)(iii).

                 Each such notice shall state, as appropriate, the following and may contain such other information as the Corporation deems advisable:

                          (A)  the redemption date;

                          (B) that all outstanding shares of SAILS are to be redeemed or, in the case of a redemption of fewer than all outstanding shares of SAILS, the number of such shares held by such holder to be redeemed;

                          (C) (1) the SAILS Call Price, (2) the number of shares of Class B Common Stock deliverable upon redemption of each share of the SAILS to be so redeemed based upon the rate set forth in section 3(b)(i)(A) and the Current Market Price used to calculate such number of shares of Class B Common Stock, (3) the number of shares of Class B Common Stock deliverable upon redemption of each of the SAILS to be so redeemed based upon the rate set forth in Section 3(b)(i)(B), and (4) the higher of the numbers of shares of Class B Common Stock specified in clauses (2) and (3) above;

                          (D) the place or places where certificates for such shares of SAILS are to be surrendered for redemption; and

                          (E) that dividends on the shares of SAILS to be redeemed shall cease to accrue on and after such redemption date (except as otherwise provided herein).

                 (iv) The Corporation's obligation to deliver shares of Class B Common Stock and provide funds upon redemption in accordance with this Section 3(b) shall be deemed fulfilled if, on or before a redemption date, the Corporation shall deposit with a bank or trust company having an office or agent in New York, New York (or an affiliate of such bank or trust company) and having (or such affiliate having) a combined capital and surplus of at least $50,000,000 according to its last published statement of condition, or shall set aside or make other reasonable provision for the issuance of, such number of shares of Class B Common Stock as are required to be delivered by the Corporation pursuant to this Section 3(b) upon the occurrence of the related redemption of shares of SAILS and for the payment of cash in lieu of the issuance of fractional share amounts and accrued and unpaid dividends payable in cash on the shares of SAILS to be redeemed as required by this Section 3(b), in trust for the account of the holders of such shares of SAILS to





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
         be redeemed (and so as to be and continue to be available therefor), with irrevocable instructions and authority to such bank or trust company that such shares and funds be delivered upon redemption of the shares of SAILS so called for redemption. Any interest accrued on such funds shall be paid to the Corporation from time to time. Any shares of Class B Common Stock or funds so deposited and unclaimed at the end of three years from such redemption date shall be repaid and released to the Corporation, after which the holder or holders of shares of SAILS so called for redemption shall look only to the Corporation for delivery of shares of Class B Common Stock and the payment of any other funds due in connection with the redemption of the shares of SAILS.

                 (v) Each holder of shares of SAILS called for redemption must surrender the certificates evidencing such shares of SAILS (properly endorsed or assigned for transfer, if the Board of Directors shall so require and the notice shall so state) to the Corporation at the place designated in the notice of such redemption and shall thereupon be entitled to receive certificates evidencing shares of Class B Common Stock and to receive any funds payable pursuant to this Section 3(b) following such surrender and following the date of such redemption.
         In case fewer than all the shares of SAILS represented by any such surrendered certificate are called for redemption, a new certificate shall be issued at the expense of the Corporation representing the unredeemed shares of SAILS. If such notice of redemption shall have been given, and if on the date fixed for redemption shares of Class B Common Stock and funds necessary for the redemption shall have been irrevocably either set aside by the Corporation separate and apart from its other funds or assets in trust for the account of the holders of the SAILS to be redeemed (and so as to be and continue to be available therefor) or deposited with a bank or trust company or an affiliate thereof as provided herein, or the Corporation shall have made other reasonable provision therefor, then notwithstanding that the certificates evidencing any shares of SAILS so called for redemption shall not have been surrendered, the shares of SAILS represented thereby so called for redemption shall, as of the close of business on the redemption date, be deemed no longer outstanding and Preferred Dividends with respect to the shares of SAILS so called for redemption and all rights with respect to the shares of SAILS so called for redemption shall forthwith on and after such date cease and terminate (unless the Corporation defaults on the payment of the redemption price), except for (i) the rights of the holders to receive the shares of Class B Common Stock and funds, if any, payable pursuant to this Section 3(b) without interest upon surrender of their certificates therefor and (ii) the right of the holders, pursuant to
         Section 3(c), to convert the SAILS called for redemption until immediately before the close of business on any redemption date; provided, however, that holders of shares of SAILS at the close of business on a record date for any payment of Preferred Dividends shall be entitled to receive the Preferred Dividends payable on such shares of SAILS on the corresponding Dividend Payment Date notwithstanding the redemption of such shares of SAILS following such record date and before the Dividend Payment Date. Holders of shares of





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
         SAILS that are redeemed shall not be entitled to receive dividends declared and paid on the shares of Class B Common Stock issuable to such holders in respect of such redemption, and such shares of Class B Common Stock shall not be entitled to vote (to the limited extent they are entitled to vote at all), until such shares of Class B Common Stock are issued upon the surrender of the certificates representing such shares of SAILS, and upon such surrender such holders shall be entitled to receive such dividends paid on such shares of Class B Common Stock to holders thereof on any date fixed for the determination of stockholders entitled to receive such dividends, which date so fixed is subsequent to such redemption date.

                 (c) The shares of SAILS are convertible, in whole or in part, at the option of the holders thereof ("Optional Conversion"), at any time before the Mandatory Conversion Date, unless previously redeemed, into shares of Class B Common Stock at a rate of 81.97 shares of Class B Common Stock for each share of the SAILS (the "SAILS Optional Conversion Rate"), subject to adjustment as set forth in Section 3(d). The right of Optional Conversion of SAILS called for redemption shall terminate immediately before the close of business on the applicable redemption date with respect to such SAILS.

                 Optional Conversion of shares of SAILS may be effected by delivering certificates evidencing such shares of SAILS, together with written notice of conversion and a proper assignment of such certificates to the Corporation or in blank, to the office of the transfer agent for the SAILS or to any other office or agency maintained by the Corporation for that purpose and otherwise in accordance with Optional Conversion procedures established by the Corporation. Each Optional Conversion shall be deemed to have been effected immediately before the close of business on the date on which the foregoing requirements shall have been satisfied. The Optional Conversion shall be at the SAILS Optional Conversion Rate in effect at such time and on such date.

                 Holders of shares of SAILS at the close of business on a record date for any payment of declared Preferred Dividends shall be entitled to receive the Preferred Dividends payable on those shares of SAILS on the corresponding Dividend Payment Date notwithstanding the Optional Conversion of those shares of SAILS following such record date and before such Dividend Payment Date. Except as provided above, upon any Optional Conversion of shares of SAILS, the Corporation shall make no payment of or allowance of unpaid Preferred Dividends, whether or not in arrears, on such shares of SAILS as to which Optional Conversion has been effected or for previously declared dividends or distributions on the shares of Class B Common Stock issued upon Optional Conversion.

                 (d) The SAILS Common Equivalent Rate, the SAILS Optional Conversion Rate and the SAILS Call Price are each subject to adjustment from time to time as provided below in this paragraph (d).





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
                          (i) If the Corporation shall pay a stock dividend or make a distribution with respect to its Class B Common Stock in shares of Class B Common Stock (including by way of reclassification of any shares of its Class B Common Stock), the SAILS Common Equivalent Rate and the SAILS Optional Conversion Rate in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall each be increased by multiplying such SAILS Common Equivalent Rate and SAILS Optional Conversion Rate by a fraction of which the numerator shall be the sum of (x) the number of shares (including fractional shares) of Class B Common Stock outstanding at the close of business on the date fixed for such determination, immediately before such dividend or distribution, and (y) the total number of shares of Class B Common Stock constituting such dividend or other distribution, and of which the denominator shall be the number of shares (including fractional shares) of Class B Common Stock outstanding at the close of business on the date fixed for such determination, immediately before such dividend or distribution; such increase to become effective immediately after the opening of business on the day following the date fixed for such determination. For the purposes of this clause
         (i), the number of shares of Class B Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation.

                          (ii) In case outstanding shares of Class B Common Stock shall be subdivided or split into a greater number of shares of Class B Common Stock, the SAILS Common Equivalent Rate and the SAILS Optional Conversion Rate in effect at the opening of business on the day following the day upon which such subdivision or split becomes effective shall each be proportionately increased, and, conversely, in case outstanding shares of Class B Common Stock shall be combined into a smaller number of shares of Class B Common Stock, the SAILS Common Equivalent Rate and the SAILS Optional Conversion Rate in effect at the opening of business of the day following the day upon which such combination becomes effective shall each be proportionately reduced; such increases or reductions as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

                          (iii) If the Corporation shall issue rights or warrants to all holders of its Class B Common Stock entitling them (for a period not exceeding 45 days from the date of such issuance) to subscribe for or purchase shares of Class B Common Stock at a price per share less than the Current Market Price of the Class B Common Stock (determined pursuant to Section 3(b)(ii)) on the record date for the determination of stockholders entitled to receive such rights or warrants, then in each case the SAILS Common Equivalent Rate and the SAILS Optional Conversion Rate shall each be adjusted by multiplying the SAILS Common Equivalent Rate and the SAILS Optional Conversion Rate in effect on such record date by a fraction of which the numerator shall be the sum of (A) the number of shares of Class B Common Stock outstanding on the date of issuance of such rights or warrants, immediately before such issuance, and (B) the number of additional shares of Class B Common Stock offered for subscription or purchase pursuant to such rights or warrants, and of which the denominator shall be the sum of (x) the number of shares of Class B Common Stock outstanding on the date of issuance of such rights or warrants, immediately before such issuance, and (y) the number of shares of Class B Common Stock that the aggregate offering price of the total number of shares of Class B Common Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at such Current Market Price (determined by multiplying such total number of shares by the exercise price of such rights or warrants and dividing the product so obtained by such Current Market Price). For purposes of the computation set forth in this clause
         (iii), the number of shares of Class B Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation. Such adjustment shall become effective at the opening of business on the business day following the record date for the determination of stockholders entitled to receive such rights or warrants. To the extent that shares of Class B Common Stock are not delivered after the expiration of such rights or warrants, the SAILS Common Equivalent Rate and the SAILS Optional Conversion Rate shall each be readjusted to the SAILS Common Equivalent Rate and the SAILS Optional Conversion Rate that would then be in effect had the adjustments made after the issuance of such rights or warrants been made upon the basis of issuance of rights or warrants in respect of only the number of shares of Class B Common Stock actually delivered.

                          (iv) If the Corporation shall pay a dividend or make a distribution to all holders of its Class B Common Stock consisting of evidences of its indebtedness, cash or other assets (including shares of capital stock of the Corporation other than Class B Common Stock but excluding any cash dividends or distributions other than Extraordinary Cash Distributions (as defined herein) and dividends referred to in clauses (i) and (ii) above), or shall issue to all holders of its Class B Common Stock rights or warrants to subscribe for or purchase any of its securities (other than those referred to in clause (iii) above), then in each such case the SAILS Common Equivalent Rate and the SAILS Optional Conversion Rate shall each be adjusted by multiplying the SAILS Common Equivalent Rate and the SAILS Optional Conversion Rate in effect on the record date for such dividend or distribution or for the determination of stockholders entitled to receive such rights or warrants, as the case may be, by a fraction of which the numerator shall be the Current Market Price per share of the Class B Common Stock (determined pursuant to Section 3(b)(ii) on such record date) and of which the denominator shall be such Current Market Price per share of Class B Common Stock less either (i) the fair market value (as determined by the Board of Directors whose determination shall be conclusive) on such record date of the portion of the assets or evidences of indebtedness so distributed, or of such subscription rights or warrants, applicable to one share of Class B Common

         Stock, or (ii) if applicable, the amount of the Extraordinary Cash Distributions. Such adjustment shall become effective on the opening of business on the business day following the record date for such dividend or distribution or for the determination of holders entitled to receive such rights or warrants, as the case may be. The term "Extraordinary Cash Distribution" means, with respect to any consecutive 12-month period, all cash dividends and cash distributions on the Class B Common Stock during such period (other than cash dividends and cash distributions for which a prior adjustment to the SAILS Common Equivalent Rate and SAILS Optional Conversion Rate was previously made) to the extent such dividends and distributions exceed, on a per share of Class B Common Stock basis, 10% of the average daily Closing Price of the Class B Common Stock over such period.

                          (v) Except as otherwise provided in Section 3(d)(i), any shares of Class B Common Stock issuable in payment of a dividend or other distribution shall be deemed to have been issued immediately before the close of business on the record date for such dividend or other distribution for purposes of calculating the number of outstanding shares of Class B Common Stock under this Section 3(d).

                          (vi) Anything in this Section 3 notwithstanding, the Corporation shall be entitled (but shall not be required) to make such adjustments to the SAILS Common Equivalent Rate, the SAILS Optional Conversion Rate and the SAILS Call Price, in addition to those set forth by this Section 3(d), as the Corporation, in its sole discretion, shall determine to be advisable, in order that any stock dividends, subdivision of stock, distribution of rights to purchase stock or securities exchangeable for stock (or any transaction that could be treated as any of the foregoing transactions pursuant to
         Section 305 of the Internal Revenue Code of 1986, as amended) hereafter made by the Corporation to its stockholders shall not be taxable.

                          (vii) In any case in which this Section 3(d) shall require that an adjustment as a result of any event become effective at the opening of business on the business day next following a record date, and the date fixed for conversion pursuant to Section 3(a) or redemption pursuant to Section 3(b) is on or after such record date but before the occurrence of such event, the Corporation may, in its sole discretion, elect to defer the following until after the occurrence of such event: (A) issuing to the holder of any shares of SAILS surrendered for conversion or redemption the shares of Class B Common Stock issuable before giving effect to such adjustment; and (B) paying to such holder any amount in cash in lieu of a fractional share of Class B Common Stock pursuant to Section 4.

                          (viii)  All adjustments to the SAILS Common
         Equivalent Rate and the SAILS Optional Conversion Rate shall be calculated to the nearest 1/100th of a share of Class B Common Stock. No adjustment in the SAILS Common

         Equivalent Rate or in the SAILS Optional Conversion Rate shall be required unless such adjustment would require an increase or decrease of at least one percent therein; provided, however, that any adjustments that by reason of this Section 3(d)(viii) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All adjustments to the SAILS Common Equivalent Rate and SAILS Optional Conversion Rate shall be made successively.

                          (ix) At least 10 business days before taking any action that could result in an adjustment affecting the SAILS Common Equivalent Rate or the SAILS Optional Conversion Rate such that the conversion price (for purposes of this Section 3(d)(ix), an amount equal to the SAILS Call Price divided by the SAILS Common Equivalent Rate or the SAILS Optional Conversion Rate, respectively, as in effect from time to time) would be below the then par value of the Class B Common Stock, the Corporation shall take any corporate action that may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Class B Common Stock at the SAILS Common Equivalent Rate or the SAILS Optional Conversion Rate as so adjusted.

                          (x) Before redeeming any shares of SAILS, the Corporation shall take any corporate action that may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Class B Common Stock upon such redemption.

                 (e) In case of any consolidation or merger to which the Corporation is a party (other than a consolidation or merger in which the Corporation is the surviving or continuing corporation in which the shares of Class B Common Stock outstanding immediately before the merger or consolidation remain unchanged), or in the case of any sale or transfer to another corporation of the property of the Corporation as an entirety or substantially as an entirety, or in the case of any statutory exchange of securities with another corporation (other than in connection with a merger or acquisition), the SAILS, after consummation of such transaction, shall be subject to (i) conversion at the option of the holder into the kind and amount of securities, cash or other property receivable upon consummation of such transaction by a holder of the number of shares of Class B Common Stock into which such SAILS might have been converted immediately before consummation of such transaction,
(ii) conversion on the Mandatory Conversion Date into the kind and amount of securities, cash or other property receivable upon consummation of such transaction by a holder of the number of shares of Class B Common Stock into which such SAILS would have been converted if the conversion on the Mandatory Conversion Date had occurred immediately before the date of consummation of such transaction, plus the right to receive cash in an amount equal to all accrued and unpaid dividends on such SAILS (other than previously declared dividends payable to a holder of record as of a prior date), and (iii) redemption on any redemption date in exchange for the kind and amount of securities, cash or other property receivable upon consummation of such transaction by a holder of the number of shares of Class B Common Stock that would have been issuable at the SAILS Call Price in effect on such redemption date upon a redemption of the SAILS immediately before consummation of such transaction, assuming that, if the Notice Date for such redemption is not before such transaction, the Notice Date had been the date of such transaction; and assuming in each case that such holder of shares of Class B Common Stock failed to exercise rights of election, if any, as to the kind or amount of securities, cash or property receivable upon consummation of such transaction (provided that, if the kind or amount of securities, cash or other property receivable upon consummation of such transaction is not the same for each non-electing share, then the kind and amount of securities, cash or other property receivable upon consummation of such transaction to each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares) . The kind and amount of securities into or for which the SAILS shall be convertible or redeemable after consummation of such transaction shall be subject to adjustment as described in Section 3(d) following the date of consummation of such transaction. The Corporation may not become a party to any such transaction unless the terms thereof are consistent with the foregoing.

                 (f) Whenever the SAILS Common Equivalent Rate, SAILS Optional Conversion Rate and/or the SAILS Call Price are adjusted as provided in Section 3(d), the Corporation shall:

                          (i) forthwith compute the adjusted SAILS Common Equivalent Rate and SAILS Optional Conversion Rate in accordance with this Section 3 and prepare a certificate signed by the Chief Financial Officer, any Vice President, the Treasurer or the Controller of the Corporation setting forth the adjusted SAILS Common Equivalent Rate and the SAILS Optional Conversion Rate, the method of calculation thereof in reasonable detail and the facts requiring such adjustment and upon which such adjustment is based, which certificate shall be conclusive, final and binding evidence of the correctness of the adjustment, and shall file such certificate forthwith with the transfer agent for the SAILS and the Class B Common Stock;

                          (ii) make a prompt public announcement stating that the SAILS Common Equivalent Rate and SAILS Optional Conversion Rate have been adjusted and setting forth the adjusted SAILS Common Equivalent Rate and SAILS Optional Conversion Rate; and

                          (iii) mail a notice stating that the SAILS Common Equivalent Rate and the SAILS Optional Conversion Rate have been adjusted, the facts requiring such adjustment and upon which such adjustment is based and setting forth the adjusted SAILS Common Equivalent Rate and SAILS Optional Conversion Rate, to the holders of record of the outstanding SAILS at or prior to the time the Corporation mails an interim statement, if any, to its stockholders covering the fiscal quarter period during which the facts requiring such adjustment occurred, but in any event within 45 days of the end of such fiscal quarter period.

                 (g) In case, at any time while any shares of the SAILS are outstanding,

                          (i) the Corporation shall declare a dividend (or any other distribution) on the Class B Common Stock excluding any cash dividends other than Extraordinary Cash Distributions; or

                          (ii) the Corporation shall authorize the issuance to all holders of the Class B Common Stock of rights or warrants to subscribe for or purchase shares of the Class B Common Stock or of any other subscription rights or warrants; or

                          (iii)  the Corporation shall authorize any
         reclassification of the Class B Common Stock (other than a subdivision or combination thereof) or any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required (except for a merger of the Corporation into one of its subsidiaries solely for the purpose of changing the corporate domicile of the Corporation to another state of the United States and in connection with which there is no substantive change in the rights or privileges of any securities of the Corporation other than changes resulting from differences in the corporate statutes of the state the Corporation was then domiciled in and the new state of domicile), or the sale or transfer of all or substantially all of the assets of the Corporation; or

                          (iv) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of the SAILS, and shall cause to be mailed to the holders of SAILS at their last addresses as they shall appear on the stock register of the Corporation, at least 10 business days before the date hereinafter specified in clause (A) or (B) below (or the earlier of the dates hereinafter specified, in the event that more than one date is specified), a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution, rights or warrants, or, if a record is not to be taken, the date as of which the holders of Class B Common Stock of record to be entitled to such dividend, distribution, rights or warrants are to be determined, or (B) the date on which any such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Class B Common Stock of record shall be entitled to exchange their Class B Common Stock for securities or other property (including cash), if any, deliverable upon such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up. The failure to give or receive the notice required by this Section 3(g) or any defect therein shall not affect the legality or validity of any such dividend, distribution, right or warrant or other action.

                 Section 4.    No Fractional Shares.   No fractional
shares of Class B Common Stock shall be issued upon redemption or conversion of shares of the SAILS. In lieu of any fractional share otherwise issuable in respect of the aggregate number of shares of SAILS of any holder that are redeemed or converted on any redemption date or upon Mandatory Conversion or Optional Conversion, such holder shall be entitled to receive an amount in cash (computed to the nearest cent) equal to the same fraction of (i) the Current Market Price of the Class B Common Stock (determined as of the second Trading Day immediately preceding the Notice Date) in the case of redemption, or (ii) the Closing Price (as defined herein) of the Class B Common Stock determined
(A) as of the fifth Trading Day immediately preceding the Mandatory Conversion Date, in the case of Mandatory Conversion, or (B) as of the second Trading Day immediately preceding the effective date of conversion, in the case of an Optional Conversion by a holder. If more than one share of the SAILS shall be surrendered for conversion or redemption at one time by or for the same holder, the number of full shares of Class B Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of SAILS so surrendered or redeemed.

                 Section 5. Reservation of Class B Common Stock. The Corporation shall at all times reserve and keep available out of its authorized and unissued Class B Common Stock, solely for issuance upon the conversion or redemption of SAILS as herein provided, free from preemptive rights, such maximum number of shares of Class B Common Stock as shall from time to time be issuable upon the Mandatory Conversion or Optional Conversion or redemption of all the SAILS then outstanding.

                 Section 6. Certain Definitions. As used in this Certificate of Designations:

                 (i) the term "business day" shall mean any day other than a Saturday, Sunday, or a day on which banking institutions in the States of Delaware or New York are authorized or obligated by law or executive order to close;

                 (ii) the term "close of business" means 5:00 p.m. local New York City time on a business day;

                 (iii) the term "Closing Price," on any day, shall mean the last sale price as reported on the Nasdaq National Market on such day, or, in case no such sale takes place on such day, the average of the closing bid and asked prices of the Class B Common Stock on the Nasdaq National Market, or if the Class B Common Stock is not then included for quotation on the Nasdaq National Market, on the principal national securities exchange on which the Class B Common Stock is listed or admitted to trading or, if not so available in such manner, as furnished by any New York Stock Exchange member firm selected from time to time by the Board of Directors for that purpose;

                 (iv) the term "record date" shall be such date as from time to time fixed by the Board of Directors with respect to the receipt of dividends, the receipt of a redemption price upon redemption or the taking of any action or exercise of any voting rights permitted hereby; and

                 (v) the term "Trading Day" shall mean any day on which the closing bid and asked prices of the Class B Common Stock are reported by the Nasdaq National Market (or any successor thereto) or, if the Class B Common Stock is not then included for quotation on the Nasdaq National Market, a date on which the principal national securities exchange on which the Class B Common Stock is listed or admitted to trading is open for the transaction of business.

                 Section 7. Payment of Taxes. The Corporation shall pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Class B Common Stock on the conversion of SAILS pursuant to Section 3; provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any registration of transfer involved in the issue or delivery of shares of Class B Common Stock in a name other than that of the registered holder of SAILS redeemed or converted or to be redeemed or converted, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

                 Section 8. Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation and subject to the right of holders of any other series of Parity Preferred Stock, the holders of outstanding shares of SAILS are entitled to receive the sum of $3,700.00 (the "Stated Value") per share and an amount equal to any accrued and unpaid Preferred Dividends thereon, out of the assets of the Corporation available for distribution to stockholders, before any distribution of assets is made to holders of Class A Common Stock, Class B Common Stock or other Junior Stock upon liquidation, dissolution, or winding up. If upon any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, the assets of the Corporation are insufficient to permit the payment of the full preferential amounts payable with respect to the SAILS and all other series of Parity Preferred Stock, the holders of SAILS and of all other series of Parity Preferred Stock shall share ratably in any distribution of assets of the Corporation in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of SAILS shall not be entitled to any further participation in any distribution of assets by the Corporation. A consolidation or merger of the Corporation with or into one or more other corporations (whether of not the Corporation is the corporation surviving such consolidation or merger), or a sale, lease or exchange of all or substantially all of the assets of the Corporation shall not be deemed to be a voluntary or involuntary liquidation, dissolution, or winding up of the Corporation.

                 Section 9. Voting Rights. (a) The holders of shares of SAILS shall not have any voting rights except as required by law and except as set forth below in Sections 9(b) and 9(c).

                 (b) In the event that dividends on the SAILS or any other series of preferred stock with like voting rights shall be in arrears and unpaid for six quarterly dividend periods, the holders of the SAILS (voting separately as a class with holders of all other series of preferred stock upon which like voting rights have been conferred and are exercisable), with each share of SAILS entitled to one hundred votes on this and other matters in which such preferred stock votes as a group, shall be entitled to vote for the election of two directors of the Corporation (the "Preferred Stock Directors"), such directors to be in addition to the number of directors constituting the Board of Directors immediately before the accrual of such right. Such right, when vested, shall continue until all cumulative dividends accumulated and payable on the SAILS and such other series of preferred stock shall have been paid in full and the right of any other series of preferred stock to exercise voting rights, separate from the Class B Common Stock, to elect Preferred Stock Directors shall terminate or have terminated, and when so paid and any such termination occurs or has occurred, such right of the holders of the SAILS shall cease. The term of office of any director elected by the holders of the SAILS and such other series of preferred stock shall terminate on the earlier of (i) the next annual meeting of stockholders at which a successor shall have been elected and qualified or (ii) the termination of the right of holders of the SAILS and such other series of preferred stock to vote for such directors.

                 (c) The Corporation shall not, without the approval of the holders of at least 66-2/3 percent of the shares of SAILS then outstanding:
(i) amend, alter, or repeal any of the provisions of the Amended and Restated Certificate of Incorporation or By-Laws of the Corporation so as to affect adversely the powers, preferences or rights of the holders of the shares of SAILS then outstanding or reduce the minimum time for any required notice to which the holders of the shares of SAILS then outstanding may be entitled (an amendment of the Amended and Restated Certificate of Incorporation to authorize or create, or to increase the authorized amount of, Junior Stock or any Parity Preferred Stock (including "blank check" preferred stock) being deemed not to affect adversely the powers, preferences, or rights of the holders of SAILS);
(ii) authorize or create, or increase the authorized amount of, any capital stock, or any security convertible into capital stock of any class, ranking prior to the SAILS either as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Corporation; or (iii) merge or consolidate with or into any other corporation, unless each holder of SAILS immediately preceding such merger or consolidation shall receive or continue to hold in the resulting corporation the number of shares, with substantially the same rights and preferences, as correspond to the shares of SAILS so held.

                 (d) Notwithstanding the provisions set forth in Section 9(c), no such approval described therein of the holders of SAILS shall be required if, at or before the time when such amendment, alteration or repeal is to take effect or when the authorization, creation, increase or issuance of any such prior ranking stock or convertible security is to be made, or when such consolidation or merger is to take effect, as the case may be, provision is made for the redemption of all of the SAILS at the time outstanding.

                 IN WITNESS WHEREOF, Advanta Corp. has caused this certificate to be signed and attested this 15th day of August, 1995.


                                     ADVANTA CORP.

                                     By:      /s/ DAVID D. WESSELINK
                                          -----------------------------------
                                          Name:   David D. Wesselink
                                          Title:  Senior Vice President and
                                                  Chief Financial Officer

Attest:

   /s/ GENE S. SCHNEYER
------------------------------------
Name:  Gene S. Schneyer
Title: Vice President, Secretary and
       General Counsel